Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

CONTACTS

Angie Craig Investor and Media Relations Tel 651 756 2191 acraig@sjm.com

St. Jude Medical Board of Directors Authorizes Share Repurchase

ST. PAUL, Minn. – Oct. 22, 2010 – St. Jude Medical, Inc. (NYSE:STJ), a global medical device company, today announced that its Board of Directors has authorized an additional share repurchase program of up to $300 million of its outstanding common stock. This share repurchase program is in addition to the $600 million share repurchase authorization previously announced in association with the transaction between St. Jude Medical and AGA Medical Holdings, Inc.

Any shares acquired in the $300 million program will be available for general corporate purposes, including offsetting dilution associated with stock option and other equity-based employee benefit plans. The Company had approximately 329 million shares of common stock outstanding as of Oct. 13, 2010.

The repurchases will occur at such times and at such prices as the management of the Company determines and may be effected through transactions in the open market and/or privately negotiated transactions, including options, futures, swaps and accelerated stock buyback contracts.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions, risks related to the Company's proposed acquisition of AGA Medical Holdings and other factors beyond the Company's control and the risk factors and other cautionary statements described in the Company's filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2010. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.